Exhibit 99.2

Preferred Investment Solutions Corp.

900 King Street, Suite 100

Rye Brook, NY 10573

Telephone: (914) 307-7000

Fax: (914) 307- 4045

September 11, 2007

Re: World Monitor Trust II

Dear Investor,

After an extensive search and exhaustive due diligence, we have decided to name Spectrum Global Fund Administration (“Spectrum”) as the new Fund Administrator for World Monitor Trust II (the “Fund”) effective November 1, 2007. Our decision to make the change is based on our desire to provide investors with the best possible administrative services.

Headquartered in Chicago, IL, Spectrum was founded in 1998, and currently services approximately 230 clients and US$27 billion in alternative investment assets across all strategies. They employ over 200 professionals, with offices in Columbus, Ohio; New York; Cayman Islands; and Bangalore India. While smaller and less well known than other fund administrators we looked at, we chose Spectrum because of the superiority of their internally-developed accounting systems, strong operational processes and controls, and the depth of their managerial experience and knowledge. These strengths are crucial for the administrator of a publicly offered US fund today, because of the increasing complexity of the regulatory environment that requires numerous filings and rigidly controlled and monitored administrative processes. We are confident that Spectrum will meet all of our expectations by bringing to the Fund the highest level of service and excellence in all facets of the administrator functions.

The transition from one administrator to another is never an easy one, but everyone at Preferred is committed to making this as seamless as possible, with the full support of Spectrum’s transition team and the DPM Mellon staff we have worked with for so many years.

We will be contacting you again in the coming weeks with updated information. It is essential that you change your records at that time so that you have the correct information for the Fund. If you have any questions or concerns, please do not hesitate to contact us at (914) 307-4000 or Preferred@kenmar-us.com.

Kind Regards,

/s/ Jennifer Moros
Jennifer Moros
Senior Vice President, Marketing and Client Services
Preferred Investment Solutions Corp., Managing Owner for
World Monitor Trust II